UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2008

Feldman Mall Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32365	13-4284187
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification Number)

1010 Northern Boulevard, Suite 314
Great Neck, NY		11021
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 516-684-1239
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
Redemption of 6.85% Series A Cumulative Convertible Preferred Stock
On November 14, 2008, the Company, FMP Stratford LLC, FMP Stratford JCP Parcel LLC, FMP Northgate LLC, FMP Northgate Outparcel LLC and FMP Denton LP, each an indirect subsidiary of the Company, and Inland American Real Estate Trust, Inc. (“Inland”) entered into a Letter Agreement (the “Letter Agreement”) which contemplates that the Company will repurchase from Inland 2,000,000 shares of 6.85% Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) and receive from Inland $9.125 million in cash. In exchange, Inland will receive title to the Stratford Square Mall, located in Bloomingdale, Illinois, Northgate Mall, located in Cincinnati, Ohio, and the Golden Triangle Mall, located in Denton, Texas (collectively, the “Malls”). Inland will assume, subject to agreement with lenders, the mortgage indebtedness secured by the Malls. The Letter Agreement, which remains subject to the approval of the Boards of Directors of both the Company and Inland, contains standard representations, warranties, covenants and closing conditions. The transactions contemplated by the Letter Agreement are referred to herein as the “Inland Transaction”. The foregoing description of the Letter Agreement is qualified in its entirety by reference to the text of the Letter Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Upon the completion of the Inland Transaction, the Company will own interests in four retail malls: (i) Harrisburg Mall, located in Harrisburg, Pennsylvania, (ii) Colonie Center Mall, located Albany, New York, (iii) Foothills Mall, located in Tucson, Arizona and (iv) the Tallahassee Mall, located in Tallahassee, Florida, which was placed in receivership as of November 12, 2008 as described under Item 8.01 below.
Management believes that, if the Company is able to complete the Inland Transaction, it will have sufficient cash to allow it to (i) close the transactions under the Securities Purchase Agreement (the “Redemption Agreement”) which it entered into with Kodiak CDO I, Ltd. and Kodiak CDO II, Ltd. (collectively, the “Sellers”) on November 3, 2008 to redeem from the Sellers 28,500 shares of preferred securities of FMP Statutory Trust I, a Delaware statutory trust and an indirect subsidiary of the Company, having an aggregate liquidation amount of $28.5 million (the “TruPS”), and (ii) to redeem and retire $29.38 million in aggregate principal amount of the unsecured fixed/floating rate junior subordinated notes issued by the Company’s operating partnership subsidiary due April 2036 (the “Junior Notes”), which are held by FMP Statutory Trust I.
If the Company is unable to complete the Inland Transaction, the Company will continue to own the Malls, and it will not receive the cash component of the Inland Transaction. The Company will therefore lack the resources to redeem the TruPS and retire the Junior Notes and they will remain outstanding. In such an event, the Company will need to raise sufficient additional capital or negotiate appropriate modifications to existing debt arrangements in order to continue to fund its on-going operations. The current economic and business environment makes the achievement of any such alternative transactions especially difficult and there can be no assurance that any such transactions will be completed.
ITEM 8.01 Other Events.
Receivership for the Tallahassee Mall
As announced in the Company’s Form 10-Q for the quarter ended June 30, 2008, the Company recorded a $45.7 million impairment charge for the Tallahassee Mall. Based on this write-down, the Company’s cost basis in the Tallahassee Mall was written down to a level which is below the current principal balance that is outstanding on the Tallahassee non-recourse first mortgage of $44.2 million.
On November 12, 2008, the Company concluded its negotiations with the first mortgage lender for this property and a receiver was appointed to operate the property on behalf of the lender and to release the Company from further obligations and benefits arising out of the Company’s ownership of this property. The appointment of the receiver is subject to judicial approval.
Termination of Reporting Company Status
The Company’s Board of Directors determined, as part of a series of on-going cost savings measures, to terminate, on or prior to November 14, 2008, the Company’s obligations to file periodic and other reports as a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the shares of common stock of the Company will no longer be quoted on the Over-the-Counter Bulletin Board (the “OTCBB”). The Company will continue to have its shares of common stock quoted on Pink OTC Markets, a privately owned company formerly known as Pink Sheets, which operates Pink Quote.
ITEM 9.01 Financial Statements and Exhibits.
     (d) Exhibits
10.1	Letter Agreement, dated November 14, 2008, by and among Feldman Mall Properties, Inc., FMP Stratford LLC, FMP Stratford JCP Parcel LLC, FMP Northgate LLC, FMP Northgate Outparcel LLC and FMP Denton LP.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FELDMAN MALL PROPERTIES, INC.
By:	/s/ Thomas E. Wirth
	Name:	Thomas E. Wirth
	Title:	President and Chief Financial Officer

Date: November 14, 2008

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